[GRAPHIC OMITTED][GRAPHIC OMITTED]                           Press Release

      Contact:   Rick J. Tremblay
                 Chief Financial Officer
                 913.451.8050
                 ricktremblay@goldbanc.com
                                                                www.goldbank.com

For Immediate Release


             Update on Recent Developments Concerning Silver Merger


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Leawood, Kansas-- September 21, 2004-- (Nasdaq: GLDB) Gold Banc today announced the following recent developments that may have a bearing on its proposed merger with Silver Acquisition Corp. ("Silver").

Silver Asserts Material Adverse Effect Under Merger Agreement

Gold Banc announced that it has received a letter from Silver asserting that there has been, or is reasonably expected to be, a material adverse effect on the financial condition and results of operation of Gold Banc. Silver based its assertion on the proposed settlement of the previously disclosed Qui Tam litigation and the loss of principal and income from the call or potential call of certain high-yield, tax exempt bonds, which settlement and loss are described below. Under the terms of the merger agreement, Silver is not obligated to consummate the merger if, among other things, there has been, or if there is reasonably expected to be, a material adverse effect on Gold Banc's financial condition or results of operations, or if Gold Banc's stockholders' equity is less than $277 million at closing. Silver has advised Gold Banc that it plans to submit a proposed amendment to the merger agreement that would reduce the price per share to be received by Gold Banc's stockholders significantly below the $16.60 currently set forth in the merger agreement, and would eliminate the price escalator of $0.0023 per share per day that the closing extends beyond July 23, 2004.

Gold Banc also announced that it has sent a reply letter to Silver stating that there has not been a "material adverse effect" on Gold Banc, as that term is defined in the merger agreement. Gold Banc has nevertheless expressed a willingness to discuss a reasonable pricing accommodation. Mick Aslin, Chief Executive Officer of Gold Banc, said "We have a unique and valuable franchise in growing metropolitan markets with good earnings growth potential and our board will have to evaluate any price reduction in relation to the value to our stockholders of remaining independent."

Unless extended by mutual agreement, the merger agreement can be terminated by Gold Banc or Silver if the closing of the merger has not occurred by November 24, 2004. In view of the time needed to obtain approval by Gold Banc's stockholders and the Office of Thrift Supervision ("OTS"), it appears increasingly likely that an extension of this termination date will be needed if the merger is to proceed. No assurance can be given that any such extension will be agreed upon or that the parties will reach agreement on revised merger terms.



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Lawsuits Related to FSA Guaranteed Loans

On June 15, 2004, Gold Banc issued a press release announcing that a Qui Tam lawsuit was pending in the United States District Court for the Western District of Oklahoma against it, Gold Bank - Oklahoma and Gold Bank - Kansas. A Qui Tam lawsuit is an action brought by a private party, known as a "relator," seeking to represent the interests of the United States government. The suit was filed under the False Claims Act which provides for the recovery of treble damages, penalties and attorneys fees. In its Form 10-Q for the period ended June 30, 2004, Gold Banc advised that an oral agreement in principle had been reached with the U.S. Attorney's office for the Western District of Oklahoma to settle the lawsuit for $16 million. The settlement in principle has now been approved by the United States Assistant Attorney General, contingent upon the negotiation and execution of a settlement agreement between the United States and Gold Banc. Proposed terms of the formal settlement agreement have been exchanged between the United States and Gold Banc and negotiations are ongoing with respect to the final terms. It currently appears that the United States will not permit the settlement agreement to provide for prospective protections for any outstanding guaranteed or interest assist loans that are not in compliance with regulatory requirements of the Farm Service Agency ("FSA"), which could impair Gold Banc's ability to call upon the FSA guarantee for any non-compliant loan that goes into default after the settlement agreement is executed, or its ability to obtain FSA interest assistance on any outstanding loan that is noncompliant. Gold Banc and FSA have agreed to continue to meet to work out procedures that will minimize or eliminate any future noncompliance.

Gold Banc has reached an agreement in principle with the relator's counsel and has agreed to pay $500,000 to cover relator's legal fees and expenses, which will be recorded as expenses in the third quarter of 2004. Gold Banc intends to enter into a separate agreement with relator, the terms of which have not yet been agreed upon.

During the second quarter of 2004, Gold Banc recorded a net-of-tax charge of $10.15 million related to the proposed settlement of the Qui Tam lawsuit. Included in such charge was an estimated $2.0 million of insurance coverage. Gold Banc's insurance carrier has advised Gold Banc that it disputes whether Gold Banc has $2.0 million of insurance coverage pertaining to the Qui Tam lawsuit. Gold Banc has engaged legal counsel in connection with this dispute and anticipates further discussions with the insurance carrier. If it is determined that there is not $2.0 million of insurance coverage, then Gold Banc will record an additional net-of-tax charge of $1.2 million in connection with the settlement.

On September 13, 2004, Gold Banc received notice of a lawsuit which has been filed in the District Court of Kingfisher County, Oklahoma against it and its subsidiary banks in Kansas and Oklahoma. Three named plaintiffs seek to bring the lawsuit as individuals and as representatives of a putative class composed of all Gold Banc's agricultural borrowers with loans that are or were guaranteed by the United States through the FSA guaranteed loan program. The lawsuit alleges that defendants have engaged in a pattern of charging interest rates and fees in excess of interest rates and fees charged to their respective average agricultural customers in violation of federal law. The lawsuit further alleges that the defendants have breached their contracts with the putative class members with respect to the FSA guaranteed loans; that defendants have been negligent in their performance of their duties in servicing the FSA guaranteed loans; that the defendants were unjustly enriched at

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the expense of the putative class members; that defendants committed fraud or deceit against the putative class members and that defendants charged usurious interest rates and fees on the FSA guaranteed loans. The lawsuit claims that the putative members of the class suffered damages in excess of $10,000 on each count of the suit and that the putative class members are entitled to punitive damages in excess of $10,000 together with interest, costs and a reasonable attorney's fee. The lawsuit also seeks injunctive relief against the defendants enjoining them from continuing the practices complained of. Gold Banc intends to vigorously defend all claims made in the lawsuit.

Loss and Potential Loss on Certain High-Yield Tax Exempt Bonds

Gold Banc announced that it realized a tax-adjusted loss of approximately $2.2 million on a high-yield, tax exempt bond that was recently called. The bond was called by the trustee at a price substantially below the $4.6 million par value of the bond. Gold Banc recorded $1.4 million of tax-exempt income from this bond in 2003 and $700,000 in the first six months of 2004.

Gold Banc has in its portfolio two other high-yield, tax exempt bonds that have similar terms. Gold Banc has been notified that bonds senior to one of these two issues have been called at the option of the sponsor of the issue. The senior bonds are secured by a guaranteed investment contract that also provides the source of payment of interest on the bond held by Gold Banc. To repay the senior bonds, the investment contract will be liquidated, and Gold Banc may not receive further interest payments on this bond. Gold Banc currently expects to realize a tax-adjusted loss of $2.9 million on this bond, which has a par value of $5.0 million. Gold Banc recorded $1.5 million of tax-exempt income from this bond in 2003 and $750,000 in the first six months of 2004.

Gold Banc does not know whether the third bond or the related senior bonds will be called. All such bonds are callable at the option of the sponsor. Gold Banc currently expects to realize a tax-adjusted loss of $2.2 million on this bond, which has a par value of $4.6 million, and receive no further payments of interest if either the senior bonds or the bond held by Gold Banc are called. Gold Banc recorded $1.4 million of tax-exempt income from this bond in 2003 and $700,000 in the first six months of 2004.

Assuming that the third bond is called, Gold Banc estimates a tax-adjusted aggregate loss of principal on all three bonds of approximately $7.3 million.

Gold Banc's counsel in the Silver merger transaction served as bond counsel to the issuers of these bonds. Therefore, Gold Banc has engaged independent counsel to determine whether it can obtain any recovery of its loss or potential loss on these bonds based on possible claims against any or all of the participants in the issuance or redemption of these bonds.

Merger with Silver Acquisition Corp.

Under the merger agreement between Gold Banc and Silver, the merger cannot be closed unless regulatory and stockholder approvals have been obtained and the other conditions have been satisfied or waived. Silver is required to obtain prior approval of the OTS to acquire Gold Banc and to create a subsidiary savings bank that will be merged with Gold Bank - Kansas. On September 13, 2004, the OTS requested of Silver additional information needed in order to deem


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Silver's applications complete. The additional information requested relates to
(i) the settlement of the Qui Tam lawsuit, (ii) Gold Banc's proxy materials and
(iii) any amendment of the merger agreement. Silver has 30 days within which to supply the information requested. The OTS has 15 days to review the supplemental information. Once an application is deemed complete, the OTS has 60 days to render a decision on the application. In connection with the recent request for additional information, the OTS updated its website (www.ots.treas.gov) to indicate a revised decision due date of December 27, 2004 with regard to Silver's applications. The revised date takes into account the statutory periods for Silver's reply, OTS consideration of Silver's response, processing of the complete application and waiting periods prior to the effective time of final approval and does not necessarily indicate the date upon which approval will become effective. In this instance, Silver's ability to provide the requested information will depend upon the timing of final settlement of the Qui Tam lawsuit, successful negotiation of an amended merger agreement and the preparation of amended proxy materials for Gold Banc's stockholders.

The OTS will evaluate the effects of the Qui Tam settlement and any pricing amendment to the merger agreement on Silver's regulatory capital. Silver has indicated that its investors do not intend to agree to invest additional capital in order to satisfy any OTS capital requirement and therefore any shortfall in meeting OTS capital requirements would have to come from reducing the merger consideration paid to Gold Banc's stockholders.

Gold Banc will provide further information regarding the status of the pending merger with Silver only through a press release or in a filing with the Securities and Exchange Commission.

About Gold Banc

Gold Banc is a $4.2 billion financial holding company headquartered in Leawood, Kansas. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 37 banking locations.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business."

Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.


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